Exhibit 99.1

Newtek Business Services Corp. Reports First Quarter 2016 Adjusted Net Investment Income of $0.34 Per Share

Company Raises Full Year 2016 Dividend Forecast to $1.52 Per Share From Previous Forecast of $1.50 Per Share

New York, N.Y. - May 4, 2016 - Newtek Business Services Corp. (“Newtek” or the “Company”), (NASDAQ: NEWT), an internally managed business development company (“BDC”), announced today its financial results for the three months ended March 31, 2016.

First Quarter 2016 Highlights:

•	Adjusted net investment income[1] was $4.9 million, or $0.34 per share, compared to $5.2 million, or $0.51 per share, for the three months ended March 31, 2015.

•	Net asset value (“NAV”) was $203.8 million, or $14.10 per share, at March 31, 2016, compared to NAV of $203.9 million, or $14.06 per share, at December 31, 2015.

•	Total investment income was $6.8 million; a 43.0% increase over $4.8 million for the three months ended March 31, 2015.

•	Funded $56.1 million of SBA 7(a) loans in the first quarter of 2016; an increase of 13% over the same period last year.

•
Reaffirmed loan funding forecast of approximately $320 million in SBA 7(a) and SBA 504 loans (note: SBA 504 loans are originated by one of Newtek’s controlled portfolio companies), which would represent an approximate 32% increase over 2015.

•	Total investment portfolio was $278.0 million at March 31, 2016, compared to $266.9 million at December 31, 2015.
•Debt-to-equity ratio was approximately 66.0% at March 31, 2016.

•	Repurchased 70,000 shares of Newtek common stock during the quarter at a weighted average price of $12.37 per share.

Additional Highlights:

•	Funded $80.1 million of SBA 7(a) loans year to date through April 30, 2016; a 49.0% increase over $53.7 million in loan fundings for the same period last year.

•	In April 2016, completed a $35 million public offering of 7.00% Notes due 2021.

•	Increased the size of the offering from $25.0 million in aggregate principal amount to $35.0 million in aggregate principal amount (in each case, excluding any overallotment option).

•	The Notes trade on the Nasdaq Global Market under the trading symbol “NEWTL.”

•
On April 11, 2016, the Company opened its new office located in Lake Success, NY, in western Long Island, which is approximately 34,000 square feet and will house employees of Newtek and five of Newtek's controlled portfolio companies.

•	On April 18, 2016, Mr. Nilesh Joshi commenced his role as Executive Vice President and Chief Information Officer of Newtek Business Services Corp.

2016 Dividend Payments:

•
Increased 2016 annual cash dividend forecast to approximately $22.0 million, or $1.52(2) per share from the previous forecast of $21.8 million, or $1.50 per share based on management’s improved outlook for 2016.

•	Paid the first quarter 2016 dividend of approximately $5.1 million, or $0.35(2) per share, on March 31, 2016 to shareholders of record as of March 22, 2016.

Barry Sloane, Chairman, President and Chief Executive Officer said, “We are off to a great start in 2016, having achieved extremely strong results and witnessing several positive trends in our business. As such, we are pleased to announce an increase in our full year 2016 dividend forecast to $1.52 per share from the previous forecast of $1.50 per share, which we anticipate will approximate 90% to 98% of our full year taxable earnings. We continued to be recognized for our quality brand and distinct business model during the first quarter and year to date through April 30, 2016. For the first quarter of 2016, we realized an uptick in the dollar amount in lending referrals, reaching a record $2.0 billion in loan referrals, an almost 80% percent increase over the lending referrals we received for the same period last year and equivalent to approximately 40% of the total amount of loan referrals we received in all of 2015. In addition, year to date as of April 30, 2016, we funded $80.1 million in SBA 7(a) loans, a 49% increase over the same period last year and have reaffirmed our loan funding forecast of over 30% growth in 2016. In April, we opened a new office in Lake Success, NY, which now will serve as the Company’s primary operating location with five of our controlled portfolio companies in a central location. As such, we believe we are well poised to capture additional market opportunity through a well-organized and well-executed cross-marketing and cross-selling program. Our most recent talented hire, Mr. Nilesh Joshi, Newtek’s Chief Information Officer, will support this program and enhance our datamining capabilities. In addition, we are in the process of repositioning our brand to more accurately reflect the cornerstone and competitive advantage of our business model. We will soon be rolling out our new website and domain - NewtekOne™ - in conjunction with our new slogan, ‘Your Business Solutions CompanyTM, catering to the needs of small- and medium-sized businesses.”
Mr. Sloane continued, “In today’s marketplace it is apparent to us that independent business owners desire technology to reach out to and communicate with business service providers to access products and services on demand without on-premise visits. Our clients are able to accomplish this through the use of our patented proprietary web-based customer referral, tracking and processing software, NewTracker®. We are proud to report that to date we have received over 570,000 business referrals through NewTracker® since its development in 2003. We believe our use of cutting-edge technology coupled with our comprehensive line of products and services will lend us a competitive advantage for many years to come. We believe we will continue to be known as the leading acquirer and business service provider for small- and medium-sized businesses in the U.S. across many services from one brand.”
Mr. Sloane concluded, “The capital markets continued to be appreciative of our business model evidenced by the overwhelming investor demand we experienced in our recently completed bond offering. As a result, we upsized our bond deal by approximately 40% to $35 million in aggregate principal amount. Currently, we believe we have sufficient capital available to invest in and further grow our business. In fact, we have four specific investments in the pipeline within our business services footprint, two for which we have signed letters of intent and that we anticipate will be completed in the next three to six months, and two additional investment targets. With the market opportunity of 27 million small- and medium-sized businesses in the U.S., which we believe are underserved, we look forward to continuing to solidify our position as being the one choice for the products and services that will enable these businesses to grow and compete effectively in today’s marketplace.”
Investor Conference Call and Webcast

A conference call to discuss the first quarter 2016 results will be hosted by Barry Sloane, Chairman, President and Chief Executive Officer, and Jennifer Eddelson, Executive Vice President and Chief Accounting Officer, tomorrow, Thursday, May 5, 2015 at 8:30 a.m. ET. The live conference call can be accessed by dialing (877) 303-6993 or (760) 666-3611.
A live audio webcast of the call with the corresponding presentation will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com/events.cfm. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation and will remain available for 90 days following the live presentation.

Use of Non-GAAP Financial Measures - Newtek Business Services Corp. and Subsidiaries:

In evaluating its business, Newtek considers and uses adjusted net investment income as a measure of its operating performance. Adjusted net investment income includes short-term capital gains from the sale of the guaranteed portions of SBA 7(a) loans, which is a reoccurring event. The Company defines Adjusted net investment income (loss) as Net investment income (loss) plus Net realized gains (losses) recognized from the sale of guaranteed portions of SBA 7(a) loan investments.
The term Adjusted net investment income is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP.  Adjusted net investment income has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider Adjusted net investment income in isolation, or as a substitute for net investment income (loss), or other consolidated income statement data prepared in accordance with U.S. GAAP.  Among other things, Adjusted net investment income does not reflect the Company’s actual cash expenditures.  Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools.  The Company compensates for these limitations by relying primarily on its GAAP results supplemented by Adjusted net investment income.

1Adjusted net investment income (loss) = Net investment income (loss) + Net realized gains recognized from the sale of guaranteed portions of SBA 7(a) loans.

2Amount and timing of dividends, if any, remain subject to the discretion of the Company’s Board of Directors. 2016 dividend forecast based on shares outstanding at March 31, 2016.

Note regarding Dividend Payments: The Company's Board of Directors expects to maintain a dividend policy with the objective of making quarterly distributions in an amount that approximates at least 90% to 98% of the Company's annual taxable income. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year.

About Newtek Business Services Corp.

Newtek Business Services Corp., Your Business Solutions CompanyTM, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business services and financial products under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to over 100,000 SMB accounts across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, Electronic Payment Processing, Managed Technology Solutions (Cloud Computing), eCommerce, Accounts Receivable Financing & Inventory, The Secure Gateway, The Newtek Advantage™, Insurance Services, Web Services, Data Backup, Storage and Retrieval and Payroll.
Newtek® and NewTracker® are registered trade marks of Newtek Business Services Corp.

Note Regarding Forward Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@thesba.com

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (In Thousands, except for Per Share Data)
	March 31, 2016	December 31, 2015
ASSETS	(Unaudited)
Investments, at fair value
SBA unguaranteed non-affiliate investments (cost of $176,227 and $166,752, respectively; includes $142,997 and $146,463, respectively, related to securitization trusts)	$166,786	$158,355
SBA guaranteed non-affiliate investments (cost of $2,259 and $2,069, respectively)	2,536	2,284
Controlled investments (cost of $34,481 and $35,781, respectively)	107,201	104,376
Non-control/non-affiliate investments (cost of $1,486 and $1,847, respectively)	1,446	1,824
Investments in money market funds (cost of $35 and $35, respectively)	35	35
Total investments at fair value	278,004	266,874
Cash and cash equivalents	3,614	4,308
Restricted cash	18,971	22,869
Broker receivable	23,256	32,083
Due from related parties	2,819	3,056
Servicing assets, at fair value	13,644	13,042
Credits in lieu of cash, at fair value	646	860
Other assets	9,312	9,338
Total assets	$350,266	$352,430
LIABILITIES AND NET ASSETS
Liabilities:
Bank notes payable	$32,329	$29,100
Notes due 2022	7,745	7,770
Notes payable - Securitization trusts (net of $2,355 and $2,501 of debt issuance costs related to securitization trusts, respectively)	83,531	89,244
Dividends payable	—	5,802
Notes payable - related parties	10,817	5,647
Due to related parties	552	256
Notes payable in credits in lieu of cash, at fair value	646	860
Deferred tax liability	2,465	857
Accounts payable, accrued expenses and other liabilities	8,419	8,945
Total liabilities	146,504	148,481
Commitments and contingencies
Net Assets:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 200,000 shares, 14,452 and 14,509 issued and outstanding, respectively)	289	290
Additional paid-in capital	188,311	189,031
Undistributed net investment income	3,056	4,437
Net unrealized appreciation, net of deferred taxes	8,761	8,062
Net realized gains	3,345	2,129
Total net assets	203,762	203,949
Total liabilities and net assets	$350,266	$352,430
Net asset value per common share	$14.10	$14.06

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Thousands, except for Per Share Data)

	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015
Investment income:
From non-affiliate investments:
Interest income	$2,451	$2,125
Servicing income	1,371	1,043
Other income	597	395
Total investment income from non-affiliate investments	4,419	3,563
From controlled investments:
Interest income	82	88
Dividend income	2,293	1,087
Other income	—	12
Total investment income from controlled investments	2,375	1,187
Total investment income	6,794	4,750
Expenses:
Salaries and benefits	3,344	3,023
Interest	1,488	1,356
Depreciation and amortization	40	85
Other general and administrative costs	3,302	2,762
Total expenses	8,174	7,226
Net investment loss	(1,380)	(2,476)
Net realized and unrealized gains (losses):
Net realized gain on non-affiliate investments	6,286	7,699
Net unrealized appreciation (depreciation) on SBA guaranteed non-affiliate investments	62	(1,698)
Net unrealized depreciation on SBA unguaranteed non-affiliate investments	(1,027)	(666)
Net unrealized appreciation on controlled investments	3,690	7,500
Provision for deferred taxes on unrealized appreciation on controlled investments	(1,608)	—
Net unrealized depreciation on non-control/non-affiliate investments	(16)	—
Net unrealized depreciation on servicing assets	(403)	(356)
Net realized and unrealized gains	6,984	12,479
Net increase in net assets	$5,604	$10,003
Net increase in net assets per share	$0.39	$0.98
Net investment loss per share	$(0.10)	$(0.24)
Dividends and distributions declared per common share	$0.35	$0.39
Weighted average shares outstanding	14,509	10,206

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
ADJUSTED NET INVESTMENT INCOME RECONCILIATION:

Adjusted net investment income reconciliation (in thousands, except per share amounts)	Three months ended March 31, 2016	Per share	Three months ended March 31, 2015	Per share
Net investment loss	$(1,380)	$(0.10)	$(2,476)	$(0.24)
Net realized gain on non-affiliate debt investments	6,276	0.43	7,699	0.75
Adjusted net investment income	$4,896	$0.34	$5,223	$0.51

Note: Amounts may not foot due to rounding